Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Strong Q1 Results

Georgetown, Mass., May 4, 2011.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.2 million or $0.32 per diluted common share outstanding for its first quarter ended March 31, 2011, 46% higher than net income of $1.5 million or $0.23 per diluted common share outstanding for the same period in 2010.  Sales for the first quarter of 2011 were $31.5 million or 9.8% higher than 2010 first quarter sales of $28.7 million.

“I am very pleased with our first quarter results,” said R. Jeffrey Bailly, Chairman and CEO.  “Strong demand in our military and automotive markets helped fuel our 10% organic sales growth, and a higher-margin book of business overlaid on improved factory efficiencies generated impressive bottom line gains. We believe the strength of our platform is building momentum in the marketplace among customers, strategic vendor partners and potential acquisition candidates, many of whom have contacted us about joining forces.”

“Although a portion of our substantial automotive door panel program is scheduled to end mid-year, which we expect will reduce revenues in our Georgia facility by approximately $625,000 per month, we believe 2011 will again be a year of overall record sales and earnings,” Bailly continued.  “With our tremendous depth of talent, diverse capabilities and wide range of opportunities, combined with a strong balance sheet, I believe UFP Technologies has an extremely bright future.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition strategies and momentum in the marketplace, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended
	31-Mar-11	31-Mar-10
Net sales	$31,504	$28,700
Cost of sales	22,702	21,243
Gross profit	8,802	7,457
SG&A	5,726	5,012
Gain on sale of assets	(834)	—
Operating income	3,910	2,445
Interest expense, other income & expenses	2	(35)
Income before income taxes	3,912	2,410
Income taxes	1,279	888
Net income from consolidated operations	2,633	1,522
Net income attributable to noncontrolling interests	(428)	(11)
Net income attributable to UFP Technologies, Inc.	$2,205	$1,511
Weighted average shares outstanding	6,394	5,997
Weighted average diluted shares outstanding	6,969	6,642
Per Share Data
Net income per share outstanding	$0.34	$0.25
Net income per diluted share outstanding	$0.32	$0.23

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-11	31-Dec-10
	(unaudited)
Assets:
Cash	$25,244	$24,434
Receivables	15,863	14,633
Inventories	9,102	8,044
Other current assets	3,380	3,658
Net property, plant, and equipment	11,807	12,575
Other assets	8,474	8,465
Total assets	$73,870	$71,809
Liabilities and equity:
Short-term debt	$650	$654
Accounts payable	5,729	5,169
Other current liabilities	5,751	6,679
Long-term debt	6,695	6,847
Other liabilities	2,294	2,234
Total liabilities	21,119	21,583
Total equity	52,751	50,226
Total liabilities and stockholders’ equity	$73,870	$71,809